UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5	1225 17th Street, Suite 1875 Denver, Colorado 80202
(Address of principal executive offices, including Zip Code)

(303) 277-6661 (Colorado)
(514) 521-1786 (Québec)

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amendment on Form 8-K/A to the Current Report on Form 8-K of Molson Coors Brewing Company (the “Company”) dated August 1, 2005 is being filed to specify in the last sentence of the first paragraph of Item 4.02 below the officers within the Company who discussed with the Company’s independent registered public accounting firm the errors giving rise to the restatement of the financial statements included in the Company’s  First Quarter Form 10-Q for the quarterly period ended March 27, 2005.

No attempt has been made in this Form 8-K/A to modify or update any other disclosures presented in the original report on Form 8-K.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)                                  On August 1, 2005, the management of Molson Coors Brewing Company (the “Company”), as approved by the Audit Committee of the Board of Directors, concluded that the financial statements included in the Company’s Form 10-Q for the quarterly period ended March 27, 2005 (the “First Quarter 10-Q”) should no longer be relied upon because of the need to restate the financial statements set forth therein as a result of errors. Accordingly, the Company has filed an amendment to the First Quarter 10-Q on Form 10-Q/A with the Securities and Exchange Commission concurrent with the filing of this Current Report on Form 8-K. The effect of the restatement on the first quarter results of operations will be to increase income tax benefit and decrease net loss by $12.4 million ($0.20 per basic and diluted share). Officers and other members of management, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and the Audit Committee of the Board of Directors have discussed the errors giving rise to the restatement with the Company’s independent registered public accounting firm.

The restatement corrects errors in accounting for income taxes related to purchase accounting for a deferred tax asset, and the interperiod allocation of a change in an income tax contingency accrual. The error related to the purchase accounting adjustments pertains to the acquisition of Coors Brewers Limited in 2002. As part of the purchase accounting, a U.S. deferred tax asset was recorded to reflect the anticipated future foreign tax credits expected to result from the U.K. taxable income that will be generated by the reversal of U.K. deferred tax liabilities. The Company has re-evaluated the purchase accounting and has determined that recording this deferred tax asset was not appropriate as it did not represent either a tax carryforward or a difference in the book and tax bases of the net assets at the time the purchase accounting adjustments were recorded. The impact of the misstatement on the Company’s balance sheet is an overstatement of the long-term deferred tax asset account of $140 million, with a corresponding understatement of goodwill of $142 million at March 27, 2005. The impact of this misstatement is not material to the consolidated balance sheets for 2002, 2003, or 2004. This error resulted in immaterial misstatements in the Company’s reported income tax provision for the years ended December 29, 2002 and December 26, 2004. The cumulative impact of the error was an $8.7 million understatement of income tax expense. This income tax provision misstatement was the result of changes in U.K. deferred taxes being offset by U.S. deferred taxes, for which the offsetting adjustment was made to increase the above referenced deferred tax asset, with a corresponding reduction of income tax expense. While these entries were consistent with the position the Company had taken in regard to the deferred tax asset reflecting the foreign taxes that could be credited in the U.S. (a change in deferred taxes in the foreign jurisdiction would result in a corresponding change in the foreign tax credits that could be credited in the U.S.), these entries were in error once it was determined that the deferred tax asset recorded in purchase accounting was in error. As the impact of this error was immaterial to prior annual periods, and the correction is immaterial to the expected results for the full-year 2005, it has been recorded in the restated financial statements for the quarter ended March 27, 2005.

The recording of the deferred tax asset also resulted in an $11.7 million understatement of the income tax benefit in the first quarter of 2005, related to a tax rate reduction enacted in the Netherlands (a subsidiary of the U.K. group) during the first quarter. This reduction in foreign taxes was originally offset by a corresponding change in the U.S. deferred taxes as described in the above paragraph.

The second error in the 2005 first quarter income tax benefit related to an interperiod tax allocation error for certain items, primarily reductions in reserves for tax contingencies, that were included in the calculation of the 2005 annual effective tax rate, as opposed to being properly considered as a discrete item in the first quarter of 2005. The effect of failing to treat these items as discrete items in computing the 2005 first quarter income tax benefit resulted in a $9.4 million understatement of income tax benefit.

As a result of the restatement described above, the Company’s Chief Executive Officer and Chief Financial Officer, with the assistance of other members of management, have reviewed the effectiveness of the Company’s internal controls over financial reporting as of March 27, 2005, and, based on this re-evaluation, have determined that a material control weakness in internal control over financial reporting existed at the end of the first quarter with respect to accounting for income taxes. This revised assessment is included under Part I, Item 4 in the aforementioned Form 10-Q/A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: August 12, 2005	/s/ ANNITA M. MENOGAN
	Name:	Annita M. Menogan
	Title:	Vice President, Secretary, Deputy General Counsel